                       [LETTERHEAD OF KPMG PEAT MARWICK]


                                                                    EXHIBIT 23.3

The Board of Directors
NSK-WARNER KABUSHIKI KAISHA

                         INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-06041 on Form S-3 of Borg-Warner Automotive, Inc. of our report dated April 26, 1996 relating to the balance sheets of NSK-Warner Kabushiki Kaisha as of March 31, 1996 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


KPMG PEAT MARWICK
Tokyo, Japan


June 28, 1996